FEE REDUCTION AGREEMENT
                         GARDNER LEWIS INVESTMENT TRUST

THIS AGREEMENT ("Agreement"), is dated this 28th day of February, 2009 and shall be effective on March 1, 2009, is made by and between Gardner Lewis Asset Management, L.P. (the "Adviser") and Gardner Lewis Investment Trust (the "Trust"), on behalf its series portfolio, The Chesapeake Growth Fund (the "Fund").

WHEREAS, the Trust is a Massachusetts business trust organized under an Amended and Restated Declaration of Trust ("Declaration of Trust"), dated January 22, 1995, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end managed investment company of the series type and the Fund is a series of the Trust; and

WHEREAS,  the Trust and the Adviser  have entered  into an  Investment  Advisory
Agreement ("Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund (the "Advisory Fee"); and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders for the Adviser to reduce its Advisory Fee, subject to recoupment by the Adviser under certain circumstances as are described more fully below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    FEE REDUCTION.
      --------------

      a. APPLICABLE EXPENSE LIMIT. To the extent the Fund's net assets are less than $11 million AND the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding (i) interest, (ii) taxes, (iii) brokerage commissions, (iv) other expenditures which are capitalized in accordance with generally accepted accounting principles, (v) other extraordinary expenses not incurred in the ordinary course of the Fund's business, (vi) dividend expense on short sales, and (vii) expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act), incurred by the Fund during the term of this Agreement ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1(b) below, the Adviser shall reduce its Advisory Fee in whole or in part, subject to its ability to recoup the Advisory Fee as set forth under Section 2 below. In determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees reimbursed to the Fund relating to brokerage/services arrangements shall not be taken into account in determining the Fund Operating Expenses so as to benefit the Adviser. Finally, the Operating Expense Limit described in this Agreement excludes any "acquired fund fees and expenses" as that term is described in the prospectus of the Fund.

      b. OPERATING EXPENSE LIMIT. The Fund's operating expense limit (the "Operating Expense Limit") shall be that percentage of the average daily net assets of the Fund as set forth on SCHEDULE A attached hereto and incorporated by this reference.

      c. METHOD OF COMPUTATION. To determine the extent of the Adviser's obligation to reduce its fees, each month the Fund Operating Expenses for the Fund for that month shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund and the net assets of the Fund are less than $11 million as of the last day of that month, the Adviser shall reduce the Advisory Fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. The Adviser's obligation shall be limited in that the Adviser shall only be obligated to reduce the Advisory Fee and in no manner shall this Agreement be construed to cause the Adviser to reimburse the Fund for any other amounts. FOR THE SAKE OF CLARITY, IF THE
            ADVISER HAS REDUCED ITS ADVISORY FEE IN ITS ENTIRETY AND THE FUND OPERATING EXPENSES CONTINUE TO BE GREATER THAN THE OPERATING EXPENSE LIMIT, THERE IS NO OBLIGATION UNDER THIS AGREEMENT FOR THE ADVISER TO PROVIDE A PAYMENT AS REIMBURSEMENT FOR EXPENSES INCURRED BY THE FUND SO AS TO LOWER THE FUND OPERATING EXPENSES TO A LEVEL NO GREATER THAN THE OPERATING EXPENSE LIMIT.

2.    RECOUPMENT.
      -----------

      a. REIMBURSEMENT. If in any year in which the Advisory Agreement is still in effect, the net assets of the Fund are equal to or exceed $11 million and the estimated aggregate Fund Operating Expenses of the Fund for the term of this Agreement are less than the Operating Expense Limit, the Adviser, shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the fees reduced by the Adviser pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all fees previously reduced by the Adviser pursuant to Section 1 hereof, during any of the previous three (3) years, less any reimbursement previously paid by the Fund to the Adviser pursuant to this Section 2, with respect to such reductions. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

      b. METHOD OF COMPUTATION. To determine the Fund's accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses for that month of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of the Fund and net assets as of the last day of that month are equal to or greater than $11 million, the Fund shall accrue into its net asset value an amount payable to the
            Adviser   sufficient  to  increase  the  annualized  Fund  Operating
            Expenses of that Fund to an amount no greater than the Operating Expense Limit of that Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of the Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.

      c. LIMITATION OF LIABILITY. The Adviser shall look only to the assets of the Fund for which it reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Fund, nor any of the Trust's directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3. TERM AND TERMINATION OF AGREEMENT. This Agreement shall remain in effect until February 28, 2010. This Agreement shall terminate automatically upon the termination of the Advisory Agreement; provided, however, that the obligation of the Trust to reimburse the Adviser with respect to the Fund shall survive the termination of this Agreement unless the Trust and the Adviser agree otherwise.

4.    MISCELLANEOUS.
      --------------

      a. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      b. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's
            Declaration of Trust or bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

      c. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


                            [Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                        GARDNER LEWIS INVESTMENT TRUST

                                        ----------------------------------------
                                        W. Whitfield Gardner, Chairman


                                        GARDNER LEWIS ASSET MANAGEMENT L.P.

                                        ----------------------------------------
                                        W. Whitfield Gardner, Chairman

                                   SCHEDULE A
                                     TO THE
                             FEE REDUCTION AGREEMENT
                                     BETWEEN
                         GARDNER LEWIS INVESTMENT TRUST
                                       AND
                       GARDNER LEWIS ASSET MANAGEMENT L.P.

                          DATED AS OF FEBRUARY 28, 2009



FUND                           OPERATING EXPENSE LIMIT      EFFECTIVE DATE     EXPIRATION DATE
----                           -----------------------      --------------     ---------------
The Chesapeake Growth Fund              2.75%               March 1, 2009     February 28, 2010